Exhibit 99(d)

Annual True-up of Transition Charges

The following are links to the Annual True-up of Transition Charges for the Series 2003-1 Transition Bonds filed August 15, 2005 by TXU Electric Delivery Company, as Servicer of the Bonds:

Part 1 of 2

http://www.txuelectricdelivery.com/electricity/securitization/2005Annual_Trueup_Series2003-1Bonds1.pdf

Part 2 of 2

http://www.txuelectricdelivery.com/electricity/securitization/2005Annual_Trueup_Series2003-1Bonds2.pdf